Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

ACCELERON PHARMA INC.

at

$180.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated October 12, 2021

by

Astros Merger Sub, Inc.,

a wholly owned subsidiary of

MERCK SHARP & DOHME CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON NOVEMBER 10, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 12, 2021

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 12, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) in connection with the offer by Astros Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Acceleron Pharma Inc., a Delaware corporation (“Acceleron”), at a purchase price of $180.00 per Share, net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).

Also enclosed is Acceleron’s Solicitation/Recommendation Statement on Schedule 14D-9. The Board of Directors of Acceleron unanimously recommends that you tender all of your Shares in the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $180.00 per Share, net to you in cash, without interest and less any applicable tax withholding.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 29, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Acceleron, Parent, and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Acceleron pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Acceleron continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

4.

The Board of Directors of Acceleron has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Acceleron and its stockholders; (ii) declared it advisable for Acceleron to enter into the Merger Agreement; (iii) approved the execution and delivery by Acceleron of the Merger Agreement and Acceleron’s performance of its obligations thereunder; (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL; and (v) resolved to recommend that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer. The Acceleron Board unanimously recommends that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on November 10, 2021, unless the Offer is extended or earlier terminated.

6.	The Offer is not subject to a financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

ACCELERON PHARMA INC.

at

$180.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated October 12, 2021

by

Astros Merger Sub, Inc.,

a wholly owned subsidiary of

MERCK SHARP & DOHME CORP.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 12, 2021, and the related Letter of Transmittal, in connection with the offer by Astros Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Acceleron Pharma Inc., a Delaware corporation (“Acceleron”), at a purchase price of $180.00 per Share, net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated October 12, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase,” which, together with the Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf will be determined by Purchaser and such determination shall be final and binding, subject to any judgment of any court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

NUMBER OF SHARES TO BE TENDERED:		SIGN HERE

Shares*
(Signature(s))
Please Type or Print Name(s)

Address(es)

Area Code and Telephone Number
Tax Identification Number or Social Security Number

Dated:

Account Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.